UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 23, 2010

Vertical Computer Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-28685	65-0393635
(Commission File Number)	(I.R.S. Employer Identification No.)

101 West Renner Road, Suite 300 Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

(972) 437-5200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.       Other Events.

On July 23, 2010, Vertical Computer Systems, Inc. (the “Company”) entered into an agreement with certain former and current employees of the Company, concerning the deferral of payroll claims of approximately $1,950,000.  The claims are for salary earned from 2001 to 2008, which remains unpaid and is reflected as a current liability on the Company’s audited financial statements.

Pursuant to the terms of the agreement, each current and former employee who is a party to the agreement (the “Employee”) agreed to continue the deferral of salary (“Salary Deferral”) for a period of one year following the date of the agreement.  In consideration for the Salary Deferral, the Company agreed to pay each Employee a sum equal to the amount of unpaid salary at December 31, 2003 plus the amount of unpaid salary at the end of any calendar year after 2003 in which such salary was earned, plus nine percent interest, compounded annually until such time as the unpaid salary has been paid in full.  The Company and the Employees have agreed that the deferred salary plus interest will be paid from amounts anticipated to be paid to the Company in respect of specified intellectual property assets of the Company.

In order to effect the payments due under the agreement, the Company assigned to the Employees a twenty percent interest in any net proceeds (gross proceeds less attorney’s fees and direct costs) derived from infringement claims regarding (a) U.S. patent #6,826,744 and U.S. patent #7,716,629 (plus any continuation patents) on Adhesive Software’s SiteFlash™ Technology, (b) U.S. patent #7,076,521 in respect of “Web-Based Collaborative Data Collection System”, and U.S. patent application #09/888,329 in respect of “Method and System for Providing a Framework for Processing Markup Language Documents.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Computer Systems, Inc. (Registrant)

Date: July 27, 2010
	By:	/s/ Richard Wade
Richard Wade
President & Chief Executive Officer